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EXHIBIT 99.2

                                     [LETTERHEAD]


FOR IMMEDIATE RELEASE


               FIRST CONSULTING GROUP ADOPTS STOCKHOLDER RIGHTS PLAN

     LONG BEACH, CALIFORNIA, November 29, 1999 - First Consulting Group, Inc. (NASDAQ: FCGI), a leading provider of information-based consulting, integration and management services to the health-related industries, announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of December 10, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

     The Rights Plan is designed to enable all FCG stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire FCG. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15% percent or more of the FCG Common Stock or announces a tender offer for 15% percent or more of the Common Stock. If a person acquires 15% percent or more of FCG's Common Stock, all rights


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holders except the buyer will be entitled to acquire FCG Common Stock at a discount. The effect will be to discourage acquisitions of more than 15% percent of FCG's Common Stock without negotiations with the Board.

     The rights will trade with FCG's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. FCG's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% percent of the FCG Common Stock. The initial term of the rights plan is ten years. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.


     Named by the November 1999 issue of FORBES magazine as one of America's 200 best small companies, FCG provides consulting, integration and management services to healthcare, pharmaceutical and other life sciences organizations in
North America and Europe.   The firm's services are designed to increase its
clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care and the more rapid introduction of new pharmaceutical compounds. More information about FCG is available through the FCG World Wide Web site at www.fcg.com, or by calling the toll free number 800-345-0957.


THIS RELEASE MAY BE DEEMED TO CONTAIN FORWARD LOOKING STATEMENTS. THE FORWARD LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS WHICH MAY CAUSE FCG'S ACTUAL RESULTS AND PERFORMANCE TO BE MATERIALLY DIFFERENT FROM THE FUTURE RESULTS AND PERFORMANCE STATED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS. SOME OF THE RISKS THAT SHOULD BE CONSIDERED INCLUDE WHETHER FCG WILL BE ABLE TO ACHIEVE OR SUSTAIN HISTORIC EARNINGS AND REVENUE GROWTH RATES, THE POTENTIAL EFFECT OF THE YEAR 2000 ISSUE ON COMPUTER SOFTWARE APPLICATIONS AND SERVICE PROVIDERS, HOW FCG MANAGES GROWTH AND INTEGRATION OF ACQUIRED BUSINESSES AND PERSONNEL, AND OTHER FACTORS REFERENCED IN THE COMPANY'S MOST RECENT FORMS 10-K, 10-Q AND OTHER PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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